LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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DISABILITY
WAIVER OF
MONTHLY
DEDUCTION
BENEFIT
AGREEMENT

WAIVER BENEFIT
We will provide a waiver benefit for this contract if the Insured becomes Disabled while this Agreement is in force. If the Insured becomes Disabled, We will waive the Monthly Deduction as defined in the Monthly Deduction provision of this contract. Benefits under this Agreement will begin once the conditions set forth in the Definition of Disability provision and the Waiting Period provision have been satisfied and will cease when the disability ends.

DEFINITION OF DISABILITY
Disability means a condition, which results from either a bodily injury or disease, that totally and continuously prevents the Insured from performing the material and substantial duties of an occupation. For the first 24 months of the Disability, the term "occupation" means the Insured's regular occupation. Thereafter, it means any occupation for compensation or profit for which the Insured is or becomes reasonably qualified by age, education, training and experience.

Disability also means the total and irrecoverable loss of:

o the sight of both eyes;
o the use of both hands;
o the use of both feet; or
o the use of one hand and one foot;

occurring after this Agreement takes effect, even if the Insured engages in an occupation.

WAITING PERIOD
The Disability must exist continuously for at least 6 months before We will provide the waiver benefit. You should pay the premiums needed to prevent this contract from terminating during this period since We will continue to make Monthly Deductions.

EFFECT ON CONTRACT
Once the 6 month Waiting Period has been satisfied, We will begin waiving Monthly Deductions under this Agreement. The amounts waived will not be treated as premiums paid with regard to the Guaranteed Death Benefit provision. You must make any premium payments necessary to satisfy the Limited Guaranteed Coverage Monthly Premium and the Lifetime Guaranteed Coverage Monthly Premium requirements.

If Death Benefit Option 1 is in effect on the date We begin to waive Monthly Deductions, We will automatically change the option to Option 2. The new Face Amount will be the Option 1 Death Benefit less the Account Value as of the Monthly Date on or next following the date Disability began. When Disability ends, the Death Benefit Option will be returned to the option in effect prior to Disability. During a period of Disability, You may not:

o change to Death Benefit Option 1; or
o increase the Face Amount of this contract except as allowed under any Additional Benefit Agreement attached to and made a part of this contract.

NOTICE OF DISABILITY
You must give Us written notice of the Disability of the Insured at Our Service
Center:

o while the Insured is alive and Disabled; and
o no later than 1 year after this Agreement terminates.

Failure to give Us this notice will not invalidate a claim if You furnish evidence, which satisfies Us, that notice was given as soon as reasonably possible. In no event will We waive the Monthly Deductions made for any period more than 1 year before notice is received at Our Service Center.

PROOF OF DISABILITY
You must also furnish proof, which satisfies Us, that the Insured is Disabled before We will waive any Monthly Deductions. We will, from time to time thereafter, require additional proof that the Insured continues to be Disabled. We may also require the Insured to submit to one or more physical examinations by a physician of Our choice at Our expense. However, We will not require an exam more often than once each year after the Disability has continued for 2 full years.


EXCLUSIONS
No Monthly Deductions will be waived if the Disability of the Insured results directly or indirectly from:

o a bodily injury which occurred or a disease which first manifested itself before this Agreement takes effect, unless the injury or disease was set forth in the application;
o an intentionally self-inflicted injury or disease while sane or insane; or
o service in the armed forces of an international body or of any country at war, declared or undeclared.


COST OF THE BENEFIT
A Monthly Deduction is made from the Account Value of this contract for the cost of this Agreement. The Monthly Deduction for this Agreement is:

o the cost of Insurance for this contract plus the cost of any other Additional Benefit Agreements, plus the Contract Fee; times

o the Waiver of Monthly Deductions Rate (WMD Rate), shown below, based on the Insured's Attained Age; times

o the Rating Factor for this Agreement shown on the Contract Information page of this contract.


----------------------------------------------------------------------------------
      Attained Age     Monthly WMD Rate       Attained Age      Monthly WMD Rate
----------------------------------------------------------------------------------
           15                .030                  40                 .033
           16                .030                  41                 .034
           17                .030                  42                 .036
           18                .030                  43                 .038
           19                .030                  44                 .041

           20                .030                  45                 .043
           21                .030                  46                 .047
           22                .030                  47                 .052
           23                .030                  48                 .057
           24                .030                  49                 .064

           25                .030                  50                 .074
           26                .030                  51                 .084
           27                .030                  52                 .098
           28                .030                  53                 .114
           29                .030                  54                 .134

           30                .030                  55                 .158
           31                .030                  56                 .181
           32                .030                  57                 .196
           33                .030                  58                 .212
           34                .030                  59                 .231

           35                .030                  60                 .250
           36                .030                  61                 .276
           37                .030                  62                 .319
           38                .030                  63                 .379
           39                .031                  64                 .461

TERMINATION
This Agreement and all benefits under this Agreement will terminate on the earliest of:

o the contract anniversary following the 65th birthday of the Insured;
o the Monthly Date on or next following the date We receive at Our Service Center Your Written Request to cancel this Agreement; or
o the date this contract is surrendered or terminates for any reason.

THIS AGREEMENT AND THE CONTRACT
This Agreement is made a part of Your contract if We have listed it on the Contract Information page. The values and benefits provided by any amount We pay will be the same as if You had paid it.


INCONTESTABILITY
This Agreement is subject to the INCONTESTABILITY provision in this contract. However, the contestable period for this Agreement will be measured from its Effective Date.


EFFECTIVE DATE
This Agreement takes effect on the Date of Issue for this Agreement shown on the Contract Information page of this contract.



                                                             /s/ Edmund F. Kelly
                                                                 PRESIDENT